Exhibit (c)(13)

Goldman Sachs

INVESTMENT BANKING DIVISION

Private & Confidential

Presentation to

Farm Bureau Property & Casualty Insurance Company

Discussion Materials

Goldman, Sachs & Co.

November 20, 2020

PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Goldman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a product of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies named herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solicitation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

INVESTMENT BANKING DIVISION

Disclaimer

These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the board of directors and senior management of Farm Bureau Property & Casualty Insurance Company (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs' presentation relating to these materials (the "Confidential Information") may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department.

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2

Process Update On September 4th, Farm Bureau P&C Insurance Company (FBPC) submitted a proposal to acquire all of the outstanding shares of Class A and Class B common stock of FBL Financial Group (FBL) that are not currently owned by FBPC or Iowa Farm Bureau Federation (IFBF) at a purchase price of $47.00 per share in cash — The $47.00 per share price represented a 26.2% premium over the undisturbed closing price of FBL’s Class A common stock as of September 3rd of $37.25, or ~$440mm in aggregate, a 25.6% premium to the stock’s 30-day average price, and a 29.3% premium to the stock’s 60-day average price On October 14th, FBL announced that its Special Committee of the Board of Directors (Special Committee) has retained Sidley Austin as its legal counsel and Barclays as its financial advisor to review, evaluate and respond to the proposal On November 16th, FBL’s Special committee communicated its response in a discussion between Barclays and Goldman Sachs, that it will not be able to support the offer price of $47.00, and made a counter -proposal indicating that a price in the “mid-$50s” could garner their support — Barclays cited a number of qualitative and quantitative reasons related to FBL in their rationale for a higher price — Separately from FBL, Barclays observed that life/annuity stocks have traded up ~15% since the date of our offer — A $55.00 price would imply a 17% “bump” relative to FBPC’s initial $47.00 offer FBL’s stock price has consistently traded above the initial offer of $47.00 a share and is currently trading at $51.19 (and traded as high as $52.34), implying the market’s expectation for another bump — Given the uncertainty around a potential deal announcement and an illustrative merger arb spread, the market could potentially expect a final price in the $52-$55 range The purpose of this board meeting is to determine a response to the counter-proposal 3

Review of FBL’s Stock Price and Trading Activity Since Offer FBL Stock Performance Since Offer Market Implied Final Price Average Ke y As s um ptions: $55.00 eek Transaction takes ~1 month to announce and ~4 months to close 1.45 .5% .9% $54.00 FBL’s stock perf ormance if deal f ails is consistent w ith lif e peers Over Undisturbed Price No extraordinary dividend f rom now till transaction close $53.00 Recent cash deal spreads have been trading in the 2% -3% area $52.00 Shareholders Receive Q1 2020 Dividend $ 51.45 $ 51.19 $51.00 100% 95% 90% 85% 80% $ 50.26 $ 49.86 1.0% $50.00 2.5 4.0 $49.00 Shareholders Don’t Receive Q1 2020 Dividend $48.00 100% 95% 90% 85% 80% $47.00 1.0% $ 47.00 2.5 $46.00 Sep-2020 FBL Financial 1 Mo Avg Oct-2020 Offer 1 Week Avg Nov-2020 Avg Since Offer 4.0 Source: Bl oomberg as of 18-Nov-2020 Note: Offer date as of 4 -Sep-2020. Undi sturbed pri ce as of 3-Sep-2020. 4 Closing Price (USD) Illustrative Annualized Spread Illustrative Annualized Spread $ 51.74 $ 52.22 $ 52.74 $ 53.32 $ 53.98 52.06 52.54 53.06 53.65 54.32 52.38 52.86 53.39 53.98 54.65 Probability of Definitive Announcement $ 51.24$ 51.71$ 52.24$ 52.82$ 53.48 51.5652.0352.5653.1553.81 51.8752.3552.8853.4754.14 Probability of Definitive Announcement Today Since Offer 1 Month 1 W Price$ 51.19$ 49.86 $ 50.26 $ 5 % Over Offer8.9%6.1%6.9%9 Additional Premium11.2%7.7%8.7%11 16-Nov-2020: $52.34 Undis turbe d Price : $37.25 Original Offe r Pre m ium : 26.2%

The Life and Annuity Industry FBPC’s Offer for FBL Has Rallied Since Performance Since Undisturbed Date 120% Protection Peers¹ CNO AFLAC Primerica Globe Life Unum 25.4% 16.0 3.4 13.0 16.4 13.9% 12.7% 11.2% 110% 4.7% 4.1 % Cap Intensive Peers² Athene Metlife Prudential Equitable American Equity Life Lincoln Brighthouse 21.7% 19.7 11.4 16.7 13.9 23.1 11.2 100% 90% Cap Light Peers³ Voya Principal Amperiprise 11.6% 15.2 17.3 80% Sep-2020 Oct-2020 Protection Peers¹ S&P 500 Nov-2020 Cap Intensive Peers² FBL Cap Light Peers³ Source: Bl oomberg as of 18-Nov-2020 Note: Offer date as of 4 -Sep-2020. Undi sturbed pri ce as of 3-Sep-2020. ¹ Protecti on Peers i nclude: CNO Fi nancial, Aflac, Pri meri ca, Globe Li fe, Unum. ² Cap Intensi ve Peers i ncl ude: Athene, Metl ife, Prudenti al, Equitable, Ameri can Equity Life, Lincoln Fi nanci al, Bri ghthouse Fi nanci al. ³ Cap Li ght Peers i nclude: Voya, Pri ncipal, Ameri pri se. 5 Indexed Price Total Average 15.7 % Cap Light Average 14.7 % Cap Intensive Average 16.8 % Protection Average 14.8 % S&P 500 3.3 % Since UndisturbedSince Offer Date (3-Sep)(4-Sep)Last Week FBL37.4% 4.7%0.8 % Protection Peers¹14.811.22.8 Cap Intensive Peers²16.812.72.1 Cap Light Peers³14.713.94.2 S&P 5003.34.1(0.1)

Illustrative Analysis at Various Prices ($ in millions, except per share data) Metric Illustrative Value of FBL Cash need if IFBF rolls stake4 Source: Company fi l i ngs and IBES Note: Market data as of 18-Nov-2020. Anal ysi s i ncludes both Cl ass A and Cl ass B shares. Di fferences i n val ue of acquired stake from03 -Sep-2020 board deck due to update for Q3 2020 di scl osure and refi ned vi ew s on share count. ¹ Aggregate purchase pri ce based on purchase pri ce per share and diluted shares outstanding. 2 Acquired stake excludes IFBF stake, Farm Bureau Mutual stake, RSUs, Di rector Compensati on Pl an, Executive Salary and Bonus Deferred Compensati on Pl an and Executive Excess 401(k) pl an; RSUs, Di rector Compensati on Pl an, Executive Sal ary and Bonus Deferred Compensati on Pl an and Executive Excess 401(k) pl an w ill not be pai d out at cl ose but converted and pai d out according to the ori ginal payout schedule; acquired stake i ncl udes D&O shares and outstanding stock options. 3 COVID date as of 19-Feb-2020 4 Assumes $97mm i n Trust Preferreds and $3mm i n preferred stock stay i n pl ace after transacti on. 6 Purchase Price Per Share Premium to Stock Price Fully Diluted Shares (mm) Aggregate Purchase Price¹ $ 51.19 $ 47.00$ 48.00$ 49.00$ 50.00$ 51.00$ 52.00$ 53.00$ 54.00$ 55.00$ 56.00$ 57.00 (8.2)%(6.2)% (4.3)% (2.3)% (0.4)%1.6%3.5% 5.5%7.4%9.4%11.3% 24.624.624.624.624.624.624.624.624.624.624.6 $ 1,154$ 1,179$ 1,203$ 1,228$ 1,253$ 1,277$ 1,302$ 1,326$ 1,351$ 1,375$ 1,400 Value of Stake Value of IFBF's Stake Value of Farm Bureau Mutual's Stake $ 694$ 709$ 724$ 738$ 753$ 768$ 783$ 797$ 812$ 827$ 842 910101010101111111111 Value of Acquired Stake2 443453462471481490500509519528537 Premium to Undisturbed Share Price (03-Sep-2020)$ 37.25 Current Share Price51.19 Offer Price47.00 52-Week High (07-Feb-2020)61.28 30 Day VWAP (03-Sep-2020)37.42 60 Day VWAP (03-Sep-2020)36.35 52-Week Low (18-Mar-2020)29.01 COVID Inception Date³57.89 Price / Earnings 2020E$ 3.82 2021E4.99 Price / Book Value Q3 2020 BV ex. AOCI per share$ 44.52 Q3 2020 BV in. AOCI per share66.21 26.2%28.9% 31.5%34.2%36.9%39.6%42.3%45.0%47.7%50.3%53.0% (8.2) (6.2)(4.3) (2.3) (0.4) 1.63.55.5 7.4 9.411.3 0.02.14.36.4 8.5 10.6 12.8 14.917.019.121.3 (23.3)(21.7)(20.0)(18.4)(16.8)(15.1)(13.5)(11.9)(10.2) (8.6) (7.0) 25.628.330.933.636.339.041.644.347.049.752.3 29.332.034.837.640.343.145.848.651.354.156.8 62.0 65.5 68.972.4 75.8 79.282.786.189.693.096.5 (18.8)(17.1)(15.4)(13.6)(11.9)(10.2) (8.4)(6.7) (5.0) (3.3) (1.5) 12.3 x12.6 x12.8 x13.1 x13.4 x13.6 x13.9 x14.1 x14.4 x14.7 x14.9 x 9.49.69.810.010.210.410.610.811.011.211.4 1.06 x1.08 x1.10 x1.12 x1.15 x1.17 x1.19 x1.21 x1.24 x1.26 x1.28 x 0.710.720.740.760.770.790.800.820.830.850.86 Highly Illustrative for Discussion Purposes Only

Goldman Sachs

Precedent Squeeze Out Transactions – Summary Statistics

INVESTMENT BANKING DIVISION

Summary Statistics from Precedent Squeeze Out Transactions

Criteria

- US targets
- >$400mm transaction value
- Acquirer ownership of Target >50%
- 31 transactions (14 in insurance)

	All Industries	Insurance[2]
Median Premium[1] (Initial Offer)	14.3 %	20.1 %
Median Total Increase in Offer Price	3.3 %	11.6 %
% of Deals with a Bump	50 %	79 %
Median Premium[1] (Final Offer)	24.2 %	31.0 %
Average No. of Price Bumps	~1	~1
Average Time to Close	~4-5 months	~8-9 months

- **All transactions involve off the record negotiations not reflected here**

Source: Thomson Reuters

[1] Premium calculations are determined using the offer price relative to the undisturbed price (T-1). Median for final offer taken with deals that have price bumps.

[2] Insurance transactions include deals prior to 2007 that were not included in the all industry data

7

Goldman Sachs

Observations Regarding Recent Insurance Minority Squeeze-out Transactions

INVESTMENT BANKING DIVISION

	Employers Mutual Casualty Company / EMCI	Evergreen Parent LP / AmTrust	AFG / National Interstate Corporation	Nationwide Mutual / Nationwide Financial	Alfa Mutual / Alfa Corp
Buyer	Employers Mutual Casualty Group	Evergreen Parent LP	American Financial Group	Nationwide On Your Side	Alfa
Target	EMC Insurance Group Inc.	AmTrust	National Interstate	Nationwide Financial	alfa
Year	2018	2018	2016	2008	2007
Consideration	$356 million	$1.33 billion	$312 million	$2.4 billion	$840 million
% Acquired	45.7 %	45.0 %	49.2 %	35.7 %	47.3 %
Initial Premium	25.1 %	20.7 %	32.7 %	24.4 %	15.8 %
Final Premium	50.1 %	45.3 %	41.5 %	37.8 %	44.7 %
Number of Bumps	1	2	2	1	1
Merger/Tender	Merger	Merger	Merger	Merger	Merger
Majority of Minority Clause?	Yes	Yes	Yes	No	No
Time Between Initial and Final Offers	~5 months	~5 months	~8 months	~5 months	~4 months
Board Support?	Yes	Yes	Yes	Yes	Yes
Key Transaction Observations	■ Significant price increase of 20% achieved from first bid to final announcement ■ Bruce Kelley, president, CEO and a director of both EMCI and EMCC board, recused himself from all of the respective discussions	■ Significant involvement from activist investors post-announcement ■ Split support; Glass Lewis recommended for / ISS recommended against ■ Proxy battle / activist involvement can cause material impact to outcome ■ Alleged non-independence of special committee members raised as concern; attracted litigation	■ AFG made an unsuccessful attempt via a tender offer in 2014; litigation commenced by non-affiliated director because no special committee was formed; AFG terminated the tender offer after initial federal court hearings ■ AFG made another merger proposal in 2016; AFG made formation of an independent special committee a condition to negotiation; the 2016 merger was successful	■ In uncertain market conditions shareholders may be more willing to accept a low premium with cash consideration ■ Need to establish vigorous pattern of negotiations ■ Understand business implications of accepting / rejecting offer (rating sensitivity, impending business climate, valuation trends)	■ If there is a diffuse shareholder base it may be difficult to obtain the necessary levels of shareholder approval for the transaction ■ Trade-off between negotiated deal and majority of the minority provision ■ Understand business interconnection between parent and sub (financial, business integration, strategic desires) and motivations of each party

Source for transaction details: SDC Financial

8

Comparison of Selected Insurance Company Minority Squeeze-outs

INVESTMENT BANKING DIVISION

Date of Ann.	Acquiring Company / Acquired Company	Aggregate Consideration (mm)	Final Premium Over: 1-Week VWAP Prior to Ann.	Final Premium Over: 52-Week High	# of Bumps[1]	Initial Premium to Undisturbed Stock Price	Final Premium to Undisturbed Stock Price	Total Bump[2]	Initial Premium as % of 52-Week High	Inside Ownership Pre-Trans.
16-Nov-18	Employers Mutual Casualty Co EMC Insurance Group Inc	$ 356	47.7 %	16.0 %	1	25.1 %	50.1 %	25.0 %	(3.3)%	54.3 %
9-Jan-18	Evergreen Parent LP AmTrust Financial Services Inc	1,327	41.9	(47.2)	2	20.7	45.3	24.6	(56.1)	55.0
7-Mar-16	Great American Insurance Group National Interstate Corp	312	37.8	10.4	2	32.7	41.5	8.8	3.5	50.8
1-Nov-10	CNA Financial Corp CNA Surety Corp	477	37.4	36.1	1	14.3	37.9	23.6	12.8	62.0
4-Sep-09	Fairfax Financial Holdings Ltd Odyssey Re Holdings Corp	1,050	29.7	19.7	1	19.5	29.4	10.0	10.5	72.2
10-Mar-08	Nationwide Mutual Nationwide Finl Svcs Inc	2,450	31.4	(19.1)	1	24.4	37.8	13.3	(26.9)	64.3
17-Jul-07	Alfa Mutual Alfa Corp	840	43.7	10.8	1	15.8	44.7	28.9	(11.3)	52.7
22-Feb-07	American Financial Group Inc Great American Finl Res Inc	245	14.2	2.3	1	8.6	13.2	4.6	(1.9)	75.7
24-Jan-07	AIG 21st Century Insurance Co	813	33.2	22.6	1	19.0	32.6	13.6	10.0	60.8
21-Mar-06	Erie Indemnity Co Erie Family Life Insurance Co	75	9.8	(0.6)	-	6.7	6.7	0.0	(0.6)	75.1
6-Jun-01	Liberty Mutual Insurance Co Liberty Financial Cos Inc	536	(0.0)	(29.2)	-	23.9	23.9	0.0	(29.2)	65.6
30-Aug-00	AXA SA AXA Financial Inc	11,189	9.6	4.4	1	21.7	24.3	2.6	2.3	54.7
27-Mar-00	Hartford Fin Svcs Group Inc Hartford Life(ITT Hartford)	1,325	26.5	(8.2)	1	3.4	18.6	15.3	(20.0)	81.5
21-Mar-00	Citigroup Travelers Prop. Casualty Corp	2,449	30.5	1.5	-	23.2	23.2	0.0	1.5	85.0
	Low		(0.0)%	(47.2)%	-	3.4 %	6.7 %	0.0 %	(56.1)%	50.8 %
	Median		31.0	3.3	1	20.1	31.0	11.6	(1.2)	63.2
	High		47.7	36.1	2	32.7	50.1	28.9	12.8	85.0

Source: CapIQ, Press Releases

[1] Does not reflect off the record negotiations between parties. [2] Assumed bump based on price increase / limited disclosure.

Selected Minority Squeeze-outs 9

Goldman Sachs

Selected Minority Squeeze-outs

INVESTMENT BANKING DIVISION

Date of Ann.	Acquiring Company / Acquired Company	Transaction Value ($mm)	Initial Premium to Undisturbed Stock Price	Final Premium to Undisturbed Stock Price	Inside Ownership Pre-Transaction
5-Oct-20	BridgeBio Pharma Inc / Eidos Therapeutics Inc	$ 981	41.1 %	41.1 %	60.8 %
31-Aug-20	Ionis Pharmaceuticals Inc / Akcea Therapeutics Inc	445	59.5	59.5	75.9
27-Feb-20	Equitrans Midstream Corp / EQM Midstream Partners, LP	11,176	(1.5)	(1.5)	58.5
13-Jan-20	Brookfield Renewable Partners / TerraForm Power Inc1	1,440	10.9	17.4	61.6
27-Nov-19	KYOCERA Corp / AVX Corp	1,031	29.7	44.6	72.0
18-Oct-18	Valero Energy Corp / Valero Energy Partners LP	950	7.2	7.2	67.5
9-Oct-18	Antero Midstream GP LP / Antero Midstream Partners LP	2,769	6.5	6.5	52.9
19-Jun-18	Roche Holdings AG / Foundation Medicine Inc	2,261	28.7	28.7	55.9
17-May-18	Cheniere Energy Inc / Cheniere Energy Partners LP	580	1.0	10.7	91.9
17-May-18	Enbridge Inc / Spectra Energy Partners LP	3,278	0.0	20.9	83.1
17-May-18	The Williams Cos Inc / Williams Partners LP	10,468	6.4	6.4	73.3
9-Jan-18	Evergreen Parent LP / AmTrust Financial Services Inc	1,327	20.7	45.3	55.0
1-Oct-14	Enterprise Products Partners / Oiltanking Partners LP	1,390	(0.0)	(1.1)	65.9
22-Oct-13	Plains All American Pipeline / PAA Natural Gas Storage LP	761	0.2	0.2	61.9
7-May-13	Pioneer Natural Resources Co / Pioneer Southwest Energy Ptnrs	694	14.7	57.1	52.4
13-Dec-12	Sprint Nextel Corp / Clearwire Corp	3,330	20.8	108.3	50.4
28-Nov-12	GETCO Holding Co LLC / Knight Capital Group Inc	578	17.8	26.3	58.0
28-Nov-12	Danfoss A/S / Sauer-Danfoss Inc	693	24.4	48.6	75.6
23-Feb-11	DEP Holdings LLC / Duncan Energy Partners LP	1,045	28.1	34.6	58.7
1-Nov-10	CNA Financial Corp / CNA Surety Corp	477	14.3	37.9	62.0
26-Aug-10	Berkshire Hathaway Inc / Wesco Financial Corp	545	19.3	18.6	80.1
5-Apr-10	CF Industries Holdings Inc / Terra Industries Inc	659	0.3	0.3	85.7
21-Mar-10	CONSOL Energy Inc / CNX Gas Corp	989	24.2	24.2	82.5
3-Mar-09	Magellan Midstream Partners LP / Magellan Midstream Hldg LP	533	25.0	25.0	54.6
12-Aug-08	Bank of Tokyo-Mitsubishi UFJ / UnionBanCal Corp,CA	3,707	8.3	26.3	61.1
21-Jul-08	Roche Holdings AG / Genentech Inc	46,695	8.8	16.1	52.2
10-Mar-08	Nationwide Mutual Insurance Co / Nationwide Finl Svcs Inc	2,450	24.4	37.8	64.3
17-Jul-07	Alfa Mutual / Alfa Corp	840	15.8	44.7	52.7
12-Jul-07	LVB Acquisition Inc / Biomet Inc	2,046	0.5	0.5	80.0
2-Apr-07	Sam Zell / Tribune Co	3,638	5.9	5.9	52.5
Median			14.5 %	24.6 %	61.8 %

Source: CapIQ, Press Releases
Note: Includes US targets only, with >$400mm transaction value, and pre-transaction inside ownership of >50%.
1. All stock deal where offer prices based on undisturbed share prices

Selected Minority Squeeze-outs 10

Appendix A: Additional Materials

INVESTMENT BANKING DIVISION

Review of FBL's Stock Price Performance

10-Year History

- Total shareholder return has underperformed peers, especially over last 2-3 years

10 Year Price History

Statistic[1]	Value
1M Average	$ 37.18
3M Average	36.23
Average Since COVID[2]	37.66
6M Average	36.78
1Y Average	45.53
3Y Average	59.21
5Y Average	58.51
10Y Average	45.35


Date of Offer: 4-Sep-2020
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
Closing Price (USD)
400
350
300
250
200
150
100
50
0
Volume (000)
$ 51.19
Nov-2010
Nov-2015
Nov-2020

10 Year Total Return Performance vs. Peers

Performance (%)	Since COVID[2]	YTD	1Y	3Y	5Y	10Y
FBL Financial[1]	(31.3)%	(32.5)%	(24.1)%	(35.5)%	(12.8)%	128.2 %
Protection Peers[3]	(6.8)	(3.0)	(2.2)	3.3	53.8	258.5
Cap Intensive Peers[4]	(15.8)	(10.1)	(6.7)	(14.1)	4.3	117.0
Cap Light Peers[5]	(3.6)	0.5	5.3	15.4	46.4	264.7
S&P 500	6.8	12.3	16.5	46.6	89.3	266.5


500%
400%
300%
200%
100%
0%
Indexed Price
266.5 %
264.7 %
258.5 %
191.6 %
117.0 %
Nov-2010
Nov-2015
Nov-2020

FBL Financial — Protection Peers[3] — Cap Intensive Peers[4] — Cap Light Peers[5] — S&P 500

Source: Bloomberg as of 18-Nov-2020

[1] For FBL, denotes averages and performances as of undisturbed date (3-Sep-2020). [2] COVID date as of 19-Feb-2020. [3] Protection Peers include: CNO Financial, Aflac, Primerica, Globe Life, Unum [4] Cap Intensive Peers include: Athene, Metlife, Prudential, Equitable, American Equity Life, Lincoln Financial, Brighthouse Financial. [5] Cap Light Peers include: Voya, Principal, Ameriprise.

Additional Materials

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FBL’s Historical Valuation Levels 10-Year History – NTM Price / Earnings 25.0x offer of 9.8x 20.0x 15.0x x x x 10.0x x 5.0x 0.0x Nov-2010 Jul-2012 Mar-2014 Nov-2015 Jul-2017 Mar-2019 Nov-2020 Cap Light Peers 4 FBL Financial Protection Peers² Cap Intensive Peers³ Source: Bl oomberg as of 18-Nov-2020 1 For FBL, denotes averages as of undi sturbed date (3-Sep-2020). 2 Protecti on Peers i nclude: CNO Fi nanci al, Afl ac, Pri meri ca, Gl obe Life, Unum. 3 Cap Intensi ve Peers i ncl ude: Athene, Metl i fe, Prudential, Equitable, Ameri can Equity Life, Li ncoln Fi nancial, Bri ghthouse Fi nanci al. 4 Cap Li ght Peers i ncl ude: Voya, Pri nci pal, Ameri pri se. Additional Materials 13 NTM-Time Weighted P/E Multiple NTM P/E for $47/share: Current / 3-Sep / Average Current 3-Sep 10Y Avg. 10Y Avg. YTD 1Y 2Y 3Y 5Y 10Y FBL Financial¹ 10.5 x 7.7 x 83.8% 62.0% 8.7 x 9.7 x 11.6 x 13.1 x 13.9 x 12.5 x Protection Peers² 9.8 8.2 90.1 75.0 8.9 9.2 10.4 10.9 11.4 10.9 Cap Intensive Peers³ 5.9 4.8 78.7 64.4 4.8 4.9 5.6 6.5 7.3 7.5 Date of Offer: 4-Sep-2020 Cap Light Peers4 10.2 8.9 100.4 87.6 8.3 8.4 8.6 9.1 9.7 10.1 10.5 10.2 9.8 5.9

FBL’s Historical Valuation Levels 10-Year History – Price / Book (ex. AOCI) 3.00x 2.50x 2.00x x 1.50x x x 1.00x x 0.50x 0.00x Nov-2010 Jul-2012 Mar-2014 Nov-2015 Jul-2017 Mar-2019 Cap Light Peers 4 Nov-2020 FBL Financial Protection Peers² Cap Intensive Peers³ Source: Bl oomberg as of 18 -Nov-2020 1 For FBL, denotes averages as of undi sturbed date (3-Sep-2020). 2 Protecti on Peers i nclude: CNO Fi nanci al, Afl ac, Pri meri ca, Gl obe Life, Unum. 3 Cap Intensi ve Peers i ncl ude: Athene, Metl i fe, Prudential, Equitable, Ameri can Equity Life, Li ncoln Fi nancial, Bri ghthouse Fi nanci al. 4 Cap Li ght Peers i ncl ude: Voya, Pri nci pal, Ameri pri se. Additional Materials 14 P/B (ex AOCI) Average Current 3-Sep 10Y Avg. 10Y Avg. YTD 1Y 2Y 3Y 5Y 10Y Current / 3-Sep / FBL Financial¹ 1.16 x 0.84 x 90.5% 65.6% 0.94 x 1.05 x 1.29 x 1.44 x 1.50 x 1.28 x Protection Peers² 1.23 1.17 78.0 74.5 1.24 1.30 1.52 1.58 1.61 1.57 Cap Intensive Peers³ 0.79 0.68 82.8 71.8 0.65 0.68 0.77 0.88 0.93 0.95 Date of Offer: 4-Sep-2020 Cap Light Peers4 1.68 1.37 129.3 105.4 1.22 1.21 1.16 1.23 1.31 1.30 1.68 1.23 1.16 0.79 P/B for offer of $47/share: 1.06x

Goldman Sachs

INVESTMENT BANKING DIVISION

Life Industry Valuation Multiples

Comparison of Selected Companies

Company	Equity Market Cap	% of 52 Wk. High	P/E 2021E	P/B (ex. AOCI)	ROE 2021E	LTM Dividend Yield	Debt to Capital[1]
FBL Financial (Current)	$ 1,257	89.7 %	10.3 x	1.16 x	NA	3.9 %	8.2 %
FBL Financial (Undisturbed)	914	64.2	7.5	0.84	NA	5.3	8.2
Protection Peers							
Aflac	$ 30,310	78.2 %	8.7 x	1.23 x	12.8 %	3.2 %	23.8 %
Globe Life	9,900	83.2	12.2	1.74	10.8	0.8	25.5
Primerica	5,143	94.5	12.0	3.16	24.1	1.2	18.7
Unum	4,388	69.0	4.1	0.42	9.6	5.3	24.5
CNO	2,985	99.4	9.9	0.91	7.8	2.2	23.2
Median - Protection Peers		83.2 %	9.9 x	1.23 x	10.8 %	2.2 %	23.8 %
Capital Intensive Accumulation Peers							
MetLife	$ 41,842	86.9 %	7.3 x	0.79 x	10.8 %	4.0 %	20.6 %
Prudential	30,637	78.0	6.5	0.85	9.4	5.7	36.6
Equitable	11,064	90.8	4.7	0.85	16.5	2.0	21.9
Athene	8,866	86.4	5.4	0.79	13.0	0.0	9.5
Lincoln National	8,577	71.8	4.6	0.62	11.9	3.6	32.8
Brighthouse	3,068	71.7	3.0	0.26	7.6	0.0	23.5
American Equity Life	2,516	81.1	6.3	0.76	10.4	1.1	12.5
Median - Capital Intensive Accumulation Peers		81.1 %	5.4 x	0.79 x	10.8 %	2.0 %	21.9 %
Capital Light Accumulation Peers							
Ameriprise	$ 22,422	98.6 %	10.0 x	4.04 x	34.2 %	2.2 %	35.3 %
Principal	13,614	85.8	8.2	0.98	11.1	4.6	23.8
VOYA	7,633	89.1	9.8	1.68	9.1	1.1	33.1
Median - Capital Light Accumulation Peers		92.2 %	9.8 x	1.68 x	11.1 %	2.2 %	33.1 %
Overall Median		85.8 %	7.3 x	0.85 x	10.8 %	2.2 %	23.8 %

P/B vs. ROE Regression – Value Map


y = 0.1212x - 0.094
R² = 0.7542
PRI, AMP
GL
VOYA
AFL
PFG
PRU
CNO
ATH
MET
EQH
LNC
UNM
P/B (ex. AOCI)
2.00 x
1.80 x
1.60 x
1.40 x
1.20 x
1.00 x
0.80 x
0.60 x
0.40 x
0.20 x
0.00 x
4.0 %
8.0 %
12.0 %
16.0 %
20.0 %
2021E ROE
Protection Peers
Cap Light Peers
Cap Intensive Peers

ROE	Regression-Implied P/B	Current Prem/(Disc) to Regression	Undisturbed Prem/(Disc) to Regression[2]
9.5 %	1.06 x	9.5 %	(20.2)%
10.0	1.12	3.5	(24.5)
10.5	1.18	(1.8)	(28.4)

Source: IBES, Capital IQ, Bloomberg as of 18-Nov-2020

[1] Calculated as debt divided by total capitalization excl. AOCI. [2] Undisturbed date as of 3-Sep-2020.

Additional Materials

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